Exhibit (d)(4)

PRIVATE AND CONFIDENTIAL

August 26, 2015

Millennial Media, Inc.

2400 Boston Street, Suite 300

Baltimore, Maryland 21224

Attn: Michael G. Barrett, President and CEO

Re:	Extension of Confidential Non-Disclosure

Ladies and Gentlemen:

Reference is made to that certain (i) Confidential Non-Disclosure Agreement (the “Agreement”), effective as of January 16, 2015, by and between AOL Inc. (“AOL”) and Millennial Media, Inc. (the “Company”) and (ii) Joinder Agreement to Confidential Non-Disclosure Agreement, entered into as of May 18, 2015, by and between AOL, the Company and Verizon Communications Inc. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

The Parties hereby agree that Section 5 of the Agreement is amended by deleting “six (6) months” and inserting in place thereof “nine (9) months”.

Except as specifically modified hereby, the Agreement shall continue in full force and effect without modification. Sections 9(c), 12, 13 and 14 of the Agreement arc incorporated by reference into this letter agreement as if set forth in full herein.

Very truly yours,

AOL INC.

By:	/s/ Tom C. Lee
Name:	Tom C. Lee
Title:	VP, Corporate Development

VERIZON COMMUNICATIONS INC.

By:	/s/ William L. Horton, Jr.
Name:	William L. Horton, Jr.
Title:	SVP, Deputy GC and Corporate Secretary

Agreed to and accepted as of the date first set forth above:

MILLENNIAL MEDIA INC.

By:	/s/ Ho Shin
Name:	Ho Shin
Title:	General Counsel

[Signature Page to Extension of Confidential Non-Disclosure Agreement]